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                                                                    Exhibit q(1)

                              AMENDED AND RESTATED
                                 CODE OF ETHICS

                                FEBRUARY 4, 2000

         This Amended and Restated Code of Ethics has been duly adopted by the Board of Trustees, including a majority of the Disinterested Trustees (as defined below in this Code of Ethics), of each investment company listed in Appendix I hereto (each, an "Investment Company" and collectively, the "Investment Companies"), pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

I.       RULES APPLICABLE TO ACCESS PERSONS

         A.       Definitions

         1.       "Access Person" means

         (i) any trustee, officer or Advisory Person (as defined below) of any Investment Company or investment adviser thereof, or

         (ii) any director or officer of a principal underwriter of an Investment Company who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for the Investment Company for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to such Investment Company regarding the purchase or sale of securities, or

         (iii) notwithstanding the provisions of clause (i) above, where the investment adviser is primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients (as determined in accordance with Rule 17j-1 under the 1940 Act), any director, officer or Advisory Person of the investment adviser who, with respect to any Investment Company, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any Investment Company, or who, in connection with his or her duties, obtains any information concerning securities recommendations being made by such investment adviser to any Investment Company.

         2. An "Advisory Person" is any employee of an Investment Company or of the Investment Company's investment adviser (or of any company in a control relationship to the Investment Company or its investment adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by an Investment Company or whose functions relate to any recommendations with respect to such purchases or sales, and any natural person in a control relationship with the Investment Company or adviser who obtains information regarding the purchase or sale of securities by the Investment Company.

         3. "Beneficial Ownership" shall be interpreted subject to the provisions of Rule 16a-1(a)(exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934, as amended, but without regard to any provision in such Rule limiting its application only to equity securities.

         4. "Control" shall have the meaning set forth in Section 2(a)(9) of the 1940 Act.

         5. "Disinterested Trustee" of an Investment Company means a Trustee who is not an "interested person" of that Investment Company within the meaning of
Section 2(a)(19) of the 1940 Act. An "interested person" of an Investment Company includes any person who is a trustee, director, officer, employee or owner of 5% or more of the outstanding stock of the investment adviser or principal underwriter, if any, of such Investment Company. Affiliates of brokers or dealers are also "interested persons" of such Investment Company, except as provided in Rule 2a19-1 under the 1940 Act.

         6. "Portfolio Manager" means the person or persons who have or share direct responsibility and authority to make investment decisions affecting an Investment Company.

         7. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

         8. "Review Officer" means, with respect to an Investment Company, the Secretary of such Investment Company or such other person as may be designated by the Board of Trustees of such Investment Company, except that with respect to Advisory Persons who are employees of the investment adviser of an Investment Company, Review Officer shall mean such person or persons as such investment adviser shall designate from time to time.

         9. "Security" shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include:

         (i)      direct obligations of the Government of the United States;

         (ii) bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (meaning instruments having a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; and

         (iii)    shares of registered open-end investment companies.

         10. A security is "being considered for purchase or sale" when, among other circumstances, the assigned analyst or Portfolio Manager is seriously considering a change in the rating of the security.

         11. Nothwithstanding any other provision hereof, the terms Access Person, Advisory Person and Portfolio Manager shall not include any person who is subject to provisions of a code of ethics adopted by an investment adviser or principal underwriter of an Investment Company in compliance with Rule 17j-1 under the 1940 Act and approved by the Board of Trustees of each Investment Company, so long as the investment adviser or principal underwriter complies with Section V of this Code.

         B.  Statement of General Principles on Personal Investment Activities

         Personal investment activities engaged in by an Access Person shall be subject to the following general principles:

         1. No personal investment activities shall conflict with the duty to place the interests of the Investment Company before any personal interests;

         2. All personal investment activities shall be conducted consistent with the requirements and standards set forth in this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

         3. No Access Person shall, directly or indirectly, otherwise take inappropriate advantage of his or her position with the Investment Company.

         C.  Avoiding Conflicts of Interest

         Without limiting the foregoing Section I-B, no Access Person shall enter into or engage in a security transaction or business activity or relationship which may result in any financial or other conflict of interest between such person and an Investment Company and each such person shall at all times and in all matters endeavor to place the interests of the Investment Company before his or her personal interests.

         D.  Prohibited Activities

         1. Blackout Periods: No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership:

         a. and which to his or her knowledge at the time of such purchase or sale is being considered for purchase or sale, or is to be purchased or sold, by the Investment Company; or

         b. on a day during which, to his or her knowledge, the Investment Company has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

         No Portfolio Manager of an Investment Company shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership within seven (7) calendar days before or after that Investment Company trades in that security.

         2. Interested Transactions: No Access Person shall recommend any securities transactions by the Investment Company without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

         a. any direct or indirect Beneficial Ownership of any securities of such issuer;

         b. any contemplated transaction by such person in such securities;

         c. any position with such issuer or its affiliates; and

         d. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

         3. Initial Public Offerings: No Advisory Person shall acquire any securities in an initial public offering for his or her personal account.

         4. Private Placements: No Advisory Person shall acquire, directly or indirectly, Beneficial Ownership of any securities in a private placement without the prior approval of the Review Officer, who has been provided by such Advisory Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Advisory Person's activities on behalf of the Investment Company) and has concluded after consultation with other investment advisory personnel of the Investment Company that the Investment Company has no foreseeable interest in purchasing such securities.

         5. Short-Term Trading Profits: No Advisory Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities of which such Advisory Person has Beneficial Ownership within sixty (60) calendar days. Any profit so realized shall, unless the Investment Company's Board approves otherwise, be paid over to the Investment Company or to a charitable organization of the Advisory Person's choosing.

         6. Gifts: No Advisory Person shall receive any gift or other things of more than de minimis value from any person or entity that does business with or on behalf of the Investment Company; provided, however, that the foregoing shall not prohibit receipt of:

         a. an occasional breakfast, luncheon, dinner or reception, ticket to a sporting event or the theater, or comparable entertainment, attended in the company of the giver of the entertainment in question, that is not so frequent, costly or extensive as to raise any question of impropriety;

         b. a breakfast, luncheon, dinner, reception or cocktail party in conjunction with a bona fide business meeting;

         c. a promotional item, such as a mug, pen or other article bearing the logo or advertising of any such person or entity, having a value not in excess of $100; or

         d. a gift approved in writing by the Review Officer.

         7. Service as a Director: No Advisory Person shall serve on the board of directors of any publicly traded company without prior authorization from the Review Officer based upon a determination that such board service would be consistent with the interests of the Investment Company and its shareholders.

         E.  Exempted Transactions

         The prohibitions of Sections I-D(1) and I-D(5) above shall not apply to:

         1. purchases or sales effected in any account over which such person has no direct or indirect influence or control;

         2. purchases or sales which are nonvolitional on the part of the person or an Investment Company;

         3. purchases which are part of an automatic dividend reinvestment plan;

         4. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

         5. purchases and sales previously approved in writing by the Review Officer (a) as only remotely potentially harmful to an Investment Company because they would be very unlikely to affect a highly institutional market or because they clearly are not economically related to the securities to be purchased or sold or held by an Investment Company or client or (b) as not representing any danger of the abuses proscribed by Rule 17j-1 under the 1940 Act;

         6. purchases or sales of securities which are not eligible for purchase or sale by an Investment Company.

II.      COMPLIANCE PROCEDURES

         A. Preclearance

         An Advisory Person may directly or indirectly, acquire or dispose of Beneficial Ownership of a security only if (1) such purchase or sale has been approved by the Review Officer, (2) the approved transaction is completed within two (2) business days of the day approval is received and (3) the Review Officer has not rescinded such approval prior to execution of the transaction. The requirements of this Section II-A shall not apply to transactions described in Sections I-E(1), (2) and (3). The fact that preclearance of a transaction is obtained pursuant to this Section II-A does not render the other prohibitions, restrictions and provisions of this Code inapplicable to the transaction.

         B. Reporting

         1. Except as otherwise provided in paragraph 2 of this Section II-B, each Access Person of an Investment Company must report to the Review Officer as follows:

         a. Initial Holdings Reports. Not later than 10 days after the person becomes an Access Person, the following information:

         o the title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

         o the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

         o  the date that the report is submitted by the Access Person.

         b. Quarterly Transaction Reports. Not later than 10 days after the end of each calendar quarter, the following information:

            (i) With respect to any transaction during the quarter in a security in which the Access Person had any direct or indirect beneficial ownership:

                 o the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

                 o the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                 o the price of the security at which the transaction was effected;

                 o the name of the broker, dealer or bank with or through which the transaction was effected; and

                 o  the date that the report is submitted by the Access Person.

            (ii) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                 o the name of the broker, dealer or bank with whom the Access Person established the account;

                 o  the date that the account was established; and

                 o  the date that the report is submitted by the Access Person.

         In the event that no reportable transactions occurred during the quarter, the report should so state, and should be returned signed and dated.

         c. Annual Holdings Reports. Not later than January 31 of each year, the following information (which information must be current as of the immediately preceding December 31):

                 o the title, number of shares and principal amount of each security in which the Access Person had any dirtect or indirect beneficial ownership;

                 o the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                 o  the date on which the report is submitted by the Access
                    Person.

         d. Brokerage Statements. Copies of all of such person's brokerage statements shall be furnished to the Review Officer on a quarterly basis.

         2. The following are exceptions to the reporting requirements outlined in Section II-B(1):

         a.       An Access Person need not make any report required under
                  Section II-B (1)(a)-(c) with respect to transactions effected for, and securities held in, any account over which the person has no direct influence or control, including such an account in which the person has any beneficial ownership.

         b. A Disinterested Trustee who would be required to make the reports required under Section II-B(1) solely by reason of being a trustee of an Investment Company need not file with or deliver to the Review Officer:

                    (i) an initial holdings report or an annual holdings report; or

                    (ii) a quarterly transaction report unless the Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Investment Company, should have known, that during the 15-day period immediately before or after the Trustee's transaction in a security, the Investment Company purchased or sold the security or the security was being considered for purchase or sale by the Investment Company or a series thereof; or

                    (iii) copies of his or her brokerage statements.

         c. An Access Person need not make a quarterly transaction report under Section II-B(1) if the report would duplicate information contained in broker trade confirmations or account statements received by the Review Officer with respect to the person in the time period required under Section II-B(1), if all of the information required under Section II-B(1) is contained in the broker trade confirmations or account statements or in the records of the Investment Company.

         3. Any report delivered pursuant to Section II-B may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the securities to which the report relates.

         4. Each Access Person must certify annually (no later than January 31 of each year) that he or she has read and understands this Code of Ethics and has complied with its provisions. Such certificates and reports are to be given to the Review Officer.

         C.       Review

         The Review Officer shall review all of the reports delivered under
Section II-B to determine whether a violation of this Code of Ethics may have occurred. In reviewing transactions, the Review Officer shall take into account the exemptions allowed under Section I-E above. Before making a determination that a violation has been committed by a Trustee, the Review Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

III.     REVIEW BY THE BOARD OF TRUSTEES

         The Review Officer of each Investment Company, each Investment Company's investment adviser or advisers and each Investment Company's principal underwriter shall furnish a written report to the Board of Trustees of each Investment Company, at least annually, that:

         A. describes any issues arising under the Code of Ethics or procedures of such entity since the last report to the Board of Trustees, including, but not limited to, information about material violations of its Code of Ethics or procedures and sanctions imposed in response to the material violations;

         B.       describes any recommended changes to the Code or procedures;
                  and

         C. certifies that the Investment Company, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent its Access Persons from violating its Code of Ethics.

         The first such report pursuant to this Code shall be delivered to the Board of Trustees not later than September, 1, 2000.

IV.      SANCTIONS

         A.       Sanctions for Violations by Access Persons

         If the Review Officer determines that an Access Person (other than a Disinterested Trustee) has violated this Code, he or she shall so advise the respective Board of Trustees and such persons may be subject to sanctions, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. As provided in Section I-D(5) above, any financial profits realized by an Advisory Person through the prohibited personal trading activities described in such Section may be required to be disgorged. All violations of the Code and any sanctions imposed as a result thereof shall be reported to the respective Board of Trustees at least quarterly.

         B.       Sanctions for Violations by Disinterested Trustees

         If the Review Officer determines that any Disinterested Trustee has violated this Code, he or she shall so advise the President of an Investment Company and also the Disinterested Trustees (other than the person whose transaction is at issue) and shall provide such persons with the report, the record of pertinent actual or contemplated portfolio transactions of an Investment Company and any additional information supplied by such person. The Disinterested Trustees, at their option, shall either impose such sanctions as they deem appropriate or refer the matter to the full Board of Trustees of an Investment Company, which shall impose such sanctions as it deems appropriate.

V.       Other Codes of Ethics

         Each investment adviser and principal underwriter of an Investment Company shall:

                  1. submit to the Board of Trustees of each Investment Company a copy of the Code of Ethics adopted by such person pursuant to Rule 17j-1, which Code of Ethics shall comply with the recommendations of the Investment Company Institute's Advisory Group on Personal Investing or be accompanied by a statement explaining any difference and supplying the rationale therefor;

                  2. promptly report to the Board of Trustees of each Investment Company in writing any material amendments to such Code of Ethics;

                  3. promptly furnish to the Board of Trustees of each Investment Company, upon request, copies of any reports made pursuant to such Code of Ethics by any person who would be an Access Person or Portfolio Manager hereunder if such person were not subject to such other Code of Ethics; and

                  4. immediately furnish to the Board of Trustees of each Investment Company all material information regarding any violation of such Code of Ethics by any person who would be an Access Person or Portfolio Manager hereunder if such person were not subject to such other Code of Ethics.

VI.      MISCELLANEOUS

         A.       Access Persons

         The Review Officer of each Investment Company will identify all Access Persons who are under a duty to make reports to the Investment Company and will inform such persons of such duty. Any failure by the Review Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

         B.       Records

         The administrator or any sub-administrator of an Investment Company shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange Commission:

         1. a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

         2. a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

         3. a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

         4. a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place;

         5. copy of each report required under Section II shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an early accessible place; and

         6. record of any decision, and the reasons supporting the decision, to approve the acquisition by Advisory Persons of securities under Section I-D(3) or (4) shall be preserved for a period of not less than five years from the end of the fiscal year in which the approval is granted.

         C. Confidentiality

         All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except that the same may be disclosed to the Board of Trustees of the Investment Companies, to any regulatory or self-regulatory authority or agency upon its request, or as required by law or court or administrative order.

         D. Interpretation of Provisions

         The Board of Trustees of an Investment Company may from time to time adopt such interpretations of this Code as it deems appropriate.
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                                                                     Appendix I


CITIFUNDS TRUST I
CITIFUNDS TRUST II
CITIFUNDS TRUST III
CITIFUNDS FIXED INCOME TRUST
CITIFUNDS PREMIUM TRUST
CITIFUNDS MULTI-STATE TAX FREE TRUST
CITIFUNDS INSTITUTIONAL TRUST
CITIFUNDS TAX FREE INCOME TRUST
CITIFUNDS TAX FREE RESERVES
CITIFUNDS INTERNATIONAL TRUST
CASH RESERVES PORTFOLIO
TAX FREE RESERVES PORTFOLIO
U.S. TREASURY RESERVES PORTFOLIO
THE PREMIUM PORTFOLIOS
ASSET ALLOCATION PORTFOLIOS
VARIABLE ANNUITY PORTFOLIOS
VAP MASTER PORTFOLIOS